Exhibit 99-B.4.4

Aetna Life Insurance and Annuity Company

Endorsement

The Contract, and the Certificate if applicable, are endorsed as follows.

Delete the description/definition of Nonunitized Separate Account and replace it with the following:

Nonunitized Separate Account
A separate account, established by Aetna under Section 38a-433 of the Connecticut General Statutes, that holds assets for GA Account Guaranteed Terms of more than three years, and after the effective date of this endorsement, amounts allocated or transferred to Guaranteed Terms of three years or less. There are no discrete units for this
Account. The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from assets held in the Nonunitized Separate Account. Such gain or loss is borne entirely by Aetna. The assets of the
Nonunitized Separate Account, to the extent of reserves and other contract liabilities, may not be charged with other
Aetna liabilities.

Delete the section of the Contract titled "Deposits to the GA Account" and replace it with the following:

Deposits to the GA Account
Before the effective date of this endorsement, amounts allocated to, or reinvested in, the GA Account under a Short-
Term Classification Guaranteed Term will be held in the General Account, and will remain in the General Account until the applicable Guaranteed Term's Maturity Date.

Amounts allocated to the GA Account under a Long-Term Classification Guaranteed Term, and amounts allocated to, or reinvested in, a Short-Term Classification Guaranteed Term after the effective date of this endorsement will be held in the Nonunitized Separate Account.

Aetna guarantees to credit the stipulated interest rates. All assets of Aetna, including amounts held in the Nonunitized
Separate Account, are available to meet the interest rate guarantees for amounts allocated to the
GA Account.

Endorsed and made part of the Contract, and the Certificate if applicable, on September 1, 1998, the date the endorsement is approved, or on the effective date of the Contract or Certificate, whichever is latest.

/s/ Thomas J. McInerney

President
Aetna Life Insurance and Annuity Company

EGAA(9/98)